Exhibit 99.1

Corporate Communications

MEDIA	INVESTORS
Melissa Morey	Bob Strickland
415-396-7711	415-396-0523

JOHN CHEN ELECTED TO WELLS FARGO & COMPANY BOARD

SAN FRANCISCO, September 26, 2006 – Wells Fargo & Company (NYSE:WFC) today said that John S. Chen, chairman, CEO and president of Sybase, Inc., Dublin, California, has been elected to the Company’s Board of Directors.

“We’re very fortunate John has joined our Board and look forward to benefiting from his business acumen and his expertise in technology and global markets,” said Wells Fargo Chairman and CEO, Dick Kovacevich. “His contributions will help us continue to make progress toward our vision of satisfying the financial needs of all our customers and helping them succeed financially.”

Chen has served as chief executive officer and chairman of Sybase, Inc., a global enterprise software company, since November 1998. Before joining Sybase, Chen was a divisional President of Siemens Nixdorf and then Chairman and CEO of Pyramid Technology Corporation. He started his career at Unisys/Burroughs, where he held a variety of engineering and management positions.

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He serves on President George W. Bush’s “President’s Export Council,” a bi-partisan committee of prominent business leaders, Cabinet Secretaries and members of Congress that provides advice and recommendations to the U.S. government on export and international trade policy. He graduated magna cum laude from Brown University with a bachelor of science degree in electrical engineering. He has a master’s of science degree in electrical engineering from California Institute of Technology.

Chen joins on the Wells Fargo & Company Board:

Lloyd H. Dean, president and CEO of Catholic Healthcare West, San Francisco;

Susan E. Engel, chairwoman and CEO of Lenox Group Inc., Eden Prairie, Minn.;

Enrique Hernandez, Jr., chairman, president and CEO of Inter-Con Security Systems, Inc., Pasadena, Calif.;

Robert L. Joss, Philip H. Knight professor and dean of the Graduate School of Business at Stanford University, Palo Alto, Calif.;

Richard M. Kovacevich, chairman and CEO of Wells Fargo & Company;

Richard D. McCormick, chairman emeritus of US WEST, Inc., Denver;

Cynthia H. Milligan, dean of the College of Business Administration at the University of Nebraska-Lincoln;

Nicholas G. Moore, retired global chairman of PricewaterhouseCoopers, New York;

Philip J. Quigley, retired chairman, president and CEO of Pacific Telesis Group, San Francisco;

Donald B. Rice, chairman, president and CEO of Agensys, Inc., Santa Monica, Calif.;

Judith M. Runstad, of counsel to Foster Pepper PLLC, Seattle;

Stephen W. Sanger, chairman and CEO of General Mills, Inc., Minneapolis;

John G. Stumpf, president and COO, Wells Fargo & Company, San Francisco;

Susan G. Swenson, former chief operating officer of T-Mobile USA, Inc., Bellevue, Wash.; and

Michael W. Wright, retired chairman and CEO of SUPERVALU INC., Eden Prairie, Minn.

Wells Fargo & Company is a diversified financial services company with $500 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,200 stores and the internet (wellsfargo.com) across North America and elsewhere internationally.

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